As filed with the Securities and Exchange Commission on March 11, 2019

Registration No. 333-223695

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

URBAN ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware                                                                               52-1166660
(State or other jurisdiction of                                                               (I.R.S. Employer
 incorporation or organization)                                                         Identification Number)

1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
(301) 429-3200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Peter D. Thompson
Executive Vice President and Chief Financial Officer
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
(301) 429-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kristopher Simpson
Vice President and Deputy General Counsel
1010 Wayne Avenue, 4th Floor
Silver Spring, Maryland 20910
(301) 429-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pusuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b)under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]    Acceerated filer [X]    Non-accelerated filer [ ]    Smaller reporting company [X]    Emerging growth company [ ]

If an emerging  growth company, indicate by check mark if the registrant has elected not to use the extended  transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee(3)

Class D Common Stock, $0.001 par value per share	$50,000,000	$-	$50,000,000	$6,060.00

1.
Not specified pursuant to Form S-3 General Instruction II.D of Form S-3. The proposed maximum offering price per share will be determined from time to time by the Registrant in connection with, and at the time of, the issuance of the securities.

2.
Such indeterminate principal amount, as may from time to time be issued at indeterminate prices in U.S. Dollars. The aggregate maximum offering price of all securities issued pursuant to this registration statement shall not have a maximum aggregate offering price that exceeds $50,000,000.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of splits, security dividends or similar transactions.

3.	The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 11, 2019

URBAN ONE, INC.
$50,000,000

Shares of Class D Common Stock

We may, from time to time, offer to sell up to $50,000,000 of shares of our Class D common stock described in this prospectus at prices and on terms described in one or more supplements to this prospectus.

Each time we sell securities pursuant to this prospectus, we will provide the specific terms of the securities offered in a supplement to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities being offered.

Shares of our Class D common stock may be offered and sold through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

As of March 04, 2019, the aggregate market value of outstanding shares of our Class D common stocks held by non-affiliates was approximately $47,760,133, based on 37,981,348 shares of outstanding Class D common stock, of which approximately 23,527,159 shares were held by non-affiliates, and a price of $2.03 per share, which was the last reported sale price of our Class D common stock on the NASDAQ Stock Market on March 04, 2019. In addition, the aggregate market value of our outstanding shares of our Class A common stock held by non-affiliates was approximately $2,353,973 based on 1,626,790 shares of outstanding Class A common stock, of which approximately 1,050,881shares were held by non-affiliates, and a price of $2.24 per share, which was the last reported sale price of our Class A common stock on the NASDAQ Stock Market on March 04, 2019. We are not registering shares of our Class A common stock under this prospectus or any supplement hereto.

Our Class D common stock is traded on the NASDAQ Stock Market under the symbol "UONEK."

An investment in our securities involves a high degree of risk. Before you invest, you should carefully read this prospectus, including the Risk Factors beginning on page 3 of this prospectus, together with any prospectus supplement and the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2019.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
RISK FACTORS	3
USE OF PROCEEDS	10
PLAN OF DISTRIBUTION	10
DESCRIPTION OF SECURITIES TO BE REGISTERED	14
LEGAL MATTERS	14
EXPERTS	14
INCORPORATION BY REFERENCE	15
WHERE YOU CAN FIND MORE INFORMATION	15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $50,000,000. We have provided to you in this prospectus a general description of the securities that may be offered. Each time securities are sold pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus is accurate only as of the date of those respective documents. You should read this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the prospectus entitled "Incorporation by Reference."

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus incorporates by reference important information that is not contained in this prospectus but that is contained in documents that we file with the SEC. You may read and obtain copies of these documents and the other reports we file with the SEC at the SEC's web site, www.sec.gov, or at the SEC's offices described below under the heading "Where You Can Find More Information."

The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Our functional currency is the United States dollar.  All references to "dollars" or "$" are to United States dollars.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used in this prospectus, "we," "us," "Urban One" and "our" refer to Urban One, Inc., a Delaware corporation.

Summary of Our Business

Urban One, Inc. (a Delaware corporation originally formed in 1980 and hereinafter referred to as "Urban One") and its subsidiaries (collectively, the "Company") is an urban-oriented, multi-media company that primarily targets African-American and urban consumers. Our core business is our radio broadcasting franchise which is the largest radio broadcasting operation that primarily targets African-American and urban listeners.  As of December 31, 2017, we owned and/or operated 56 broadcast stations located in 15 of the top 35 most populous African-American markets in the United States. While a core source of our revenue has historically been and remains the sale of local and national advertising for broadcast on our radio stations, our strategy is to operate the premier multi-media entertainment and information content provider targeting African-American and urban consumers. Thus, we have diversified our revenue streams by making acquisitions and investments in other complementary media properties. Our diverse media and entertainment interests include TV One, LLC ("TV One"), an African-American targeted cable television network; our 80.0% ownership interest in Reach Media, Inc. ("Reach Media") which operates the Tom Joyner Morning Show and our other syndicated programming assets, including the Rickey Smiley Morning Show, the Russ Parr Morning Show and the DL Hughley Show; and Interactive One, LLC ("Interactive One"), our wholly owned digital platform serving the African-American community through social content, news, information, and entertainment websites, including its newly developed Cassius and newly acquired Bossip, HipHopWired and MadameNoire digital platforms and brands. We also have invested in a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George's County, Maryland.  Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences.

Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Incorporation by Reference" and "Where You Can Find More Information." Our principal corporate and executive offices are located at 1010 Wayne Avenue, 14th Floor, Silver Spring, Maryland 20910. Our telephone number is (301) 429-3200. We maintain a website at http://www.urban1.com. Information contained on our website is not part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, and the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements do not relay historical facts, but rather reflect our current expectations concerning future operations, results and events. All statements other than statements of historical fact are "forward-looking statements" including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. You can identify some of these forward-looking statements by our use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "likely," "may," "estimates" and similar expressions.  You can also identify a forward-looking statement in that such statements discuss matters in a way that anticipates operations, results or events that have not already occurred but rather will or may occur in future periods.  We cannot guarantee that we will achieve any forward-looking plans, intentions, results, operations or expectations.  Although these statements are based upon assumptions we consider reasonable, as they contemplate future events, they are subject to risks and uncertainties, some of which are beyond our control that could cause actual results to differ materially from those forecasted or anticipated in the forward-looking statements.  These risks, uncertainties and factors include (in no particular order), but are not limited to:

•
economic volatility, financial market unpredictability and continued fluctuations in the United States and other world economies that may affect our business and financial condition, and the business and financial conditions of our advertisers;

•	our high degree of leverage and potential inability to finance strategic transactions given fluctuations in market conditions;

•
fluctuations in the local economies of the markets in which we operate (particularly our largest markets, Atlanta; Baltimore; Houston; and Washington, DC) that could negatively impact our ability to meet our cash needs and our ability to maintain compliance with our debt covenants;

•	fluctuations in the demand for advertising across our various media;

•	risks associated with the implementation and execution of our business diversification strategy;

•	changes in media audience ratings and measurement technologies and methodologies;

•	regulation by the Federal Communications Commission ("FCC") relative to maintaining our broadcasting licenses, enacting media ownership rules and enforcing of indecency rules;

•	changes in our key personnel and on-air talent;

•	increases in the costs of our programming, including on-air talent and content acquisitions costs;

•	financial losses that may be incurred due to impairment charges against our broadcasting licenses, goodwill, and other intangible assets;

•
increased competition for advertising revenues with other radio stations, broadcast and cable television, newspapers and magazines, outdoor advertising, direct mail, internet radio, satellite radio, smart phones, tablets, and other wireless media, the internet, social media, and other forms of advertising;

•	the impact of our acquisitions, dispositions and similar transactions, as well as consolidation in industries in which we and our advertisers operate;

•
other factors mentioned in our filings with the Securities and Exchange Commission ("SEC") including the factors discussed in detail in the section titled "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2017.

You should not place undue reliance on these forward-looking statements, which reflect our views as of the date of this prospectus. We take no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

RISK FACTORS

For an enterprise as large and complex as ours, a wide range of factors could affect our business and financial results. The factors described below are considered to be the most significant, but are not listed in any particular order. There may be other currently unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. The following discussion of risk factors should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes attached to our Annual Report on Form 10-K for the year ended December 31, 2017.

Risks Related to the Nature and Operations of Our Business

The state and condition of the global financial markets and fluctuations in the global and U.S. economies may have an unpredictable impact on our business and financial condition.

From time to time, the global equity and credit markets experience high levels of volatility and disruption. At various points in time, the markets have produced downward pressure on stock prices and limited credit capacity for certain companies without regard to those companies' underlying financial strength. In addition, sluggishness in the global and U.S. economies has produced concern over public and private debt levels, high unemployment/underemployment, a drop in consumer confidence and spending, and continued slowness in the U.S. housing market. These factors have impacted corporate profits and resulted in cutbacks in advertising budgets. In periods of economic or market disruption or volatility, we may experience material, adverse effects on our business, financial condition, results of operations, and our ability to access capital. For example, market volatility or weakness in employment or consumer spending could continue to adversely impact the overall demand for advertising. Such a result could have a negative effect on our revenues and results of operations. In addition, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so, which could have an impact on our flexibility to react to changing economic and business conditions.  Finally, any rise in interest rates could significantly impact our cash flows and costs of operations given our levels of debt.

Any deterioration in the economy could negatively impact our ability to meet our cash needs and our ability to maintain compliance with our debt covenants.

If economic conditions change, or other adverse factors outside our control arise, our operations could be negatively impacted, which could prevent us from maintaining compliance with our debt covenants. If it appears that we could not meet our liquidity needs or that noncompliance with debt covenants is likely, we would implement remedial measures, which could include, but not be limited to, operating cost and capital expenditure reductions and deferrals. In addition, we could implement de-leveraging actions, which may include, but not be limited to, other debt repayments, subject to our available liquidity and contractual ability to make such repayments and/or debt refinancings and amendments.

Prior to 2016, we have historically incurred net losses which could continue into the future.

We have historically reported net losses in our consolidated statements of operations, due mostly in part to recording non-cash impairment charges for write-downs to radio broadcasting licenses and goodwill, interest expenses (both cash and non-cash), and revenue declines caused by weakened advertising demand resulting from the current economic environment. These results have had a negative impact on our financial condition and could be exacerbated in a poor economic climate. If these trends continue in the future, they could have a material adverse effect on our financial condition.

Our revenue is substantially dependent on spending and allocation decisions by advertisers, and seasonality and/or weakening economic conditions may have an impact upon our business.

Substantially all of our revenue is derived from sales of advertisements and program sponsorships to local and national advertisers. Any reduction in advertising expenditures or changes in advertisers' spending priorities and/or allocations across different types of media/platforms or programming could have an adverse effect on the Company's revenues and results of operations. We do not obtain long-term commitments from our advertisers and advertisers may cancel, reduce, or postpone advertisements without penalty, which could adversely affect our revenue. Seasonal net revenue fluctuations are common in the media industries and are due primarily to fluctuations in advertising expenditures by local and national advertisers. In addition, advertising revenues in even-numbered years tend to benefit from advertising placed by candidates for political offices. The effects of such seasonality (including the weather), combined with the severe structural changes that have occurred in the U.S. economy, make it difficult to estimate future operating results based on the previous results of any specific quarter and may adversely affect operating results.

Advertising expenditures also tend to be cyclical and reflect general economic conditions, both nationally and locally. Because we derive a substantial portion of our revenues from the sale of advertising, a decline or delay in advertising expenditures could reduce our revenues or hinder our ability to increase these revenues. Advertising expenditures by companies in certain sectors of the economy, including the automotive, financial, entertainment, and retail industries, represent a significant portion of our advertising revenues. Structural changes (such as reduced footprints in retail and the movement of retailers online) and business failures in these industries have affected our revenues and continued structural changes or business failures in any of these industries could have significant further impact on our revenues. Any political, economic, social, or technological change resulting in a significant reduction in the advertising spending of these sectors could adversely affect our advertising revenues or our ability to increase such revenues. In addition, because many of the products and services offered by our advertisers are largely discretionary items, weakening economic conditions or changes in consumer spending patterns could reduce the consumption of such products and services and, thus, reduce advertising for such products and services. Changes in advertisers' spending priorities during economic cycles may also affect our results. Disasters (domestic or external to the United States), acts of terrorism, political uncertainty or hostilities could also lead to a reduction in advertising expenditures as a result of supply or demand issues, uninterrupted news coverage and economic uncertainty.

Our success is dependent upon audience acceptance of our content, particularly our television and radio programs, which is difficult to predict.

Radio, video, and digital content production and distribution are inherently risky businesses because the revenues derived from the production and distribution of media content or a radio program, and the licensing of rights to the intellectual property associated with the content or program, depend primarily upon their acceptance and perceptions by the public, which can change quickly and are difficult to predict. The commercial success of content or a program also depends upon the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, and other tangible and intangible factors, all of which are difficult to predict. Our failure to obtain or retain rights to popular content on any part of our multi-media platform could adversely affect our revenues.

Ratings for broadcast stations and traffic on a particular website are also factors that are weighed when advertisers determine which outlets to use and in determining the advertising rates that the outlet receives. Poor ratings or traffic levels can lead to a reduction in pricing and advertising revenues. For example, if there is an event causing a change of programming at one of our stations, there could be no assurance that any replacement programming would generate the same level of ratings, revenues, or profitability as the previous programming. In addition, changes in ratings methodology and technology could adversely impact our ratings and negatively affect our advertising revenues.

Television content production is inherently a risky business because the revenues derived from the production and distribution of a television program and the licensing of rights to the associated intellectual property depends primarily upon the public's level of acceptance, which is difficult to predict. The commercial success of a television program also depends upon the quality and acceptance of other competing programs in the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, and other tangible and intangible factors, all of which are difficult to predict. Rating points are also factors that are weighed when determining the advertising rates that TV One receives. Poor ratings can lead to a reduction in pricing and advertising revenues. Consequently, low public acceptance of TV One's content may have an adverse effect on TV One's results of operations. Further, other competitive networks, such as the networks launched by Oprah Winfrey (OWN TM ), Sean Combs (REVOLT TV TM ), and Magic Johnson (ASPIRE TM ), could take away from our audience share and ratings and thus have an adverse effect on TV One's results of operations.

Finally, the costs of developing and distributing content and programming most popular with the public may change significantly if new performance royalties (such as those that have been proposed by members of Congress from time to time) are imposed upon radio broadcasters or internet operators and such changes could have a material impact upon our business. In this regard, a new performing rights organization, Global Music Rights ("GMR"), has been formed, but the scope of its repertory is not clear and it is not clear that it licenses compositions that have not already been licensed by the other performing rights organizations. If a significant number of musical composition copyright owners withdraw from the established performing rights organizations, or if new performing rights organizations form to license compositions that are not already licensed, our royalty rates or negotiation costs could increase.

A disproportionate share of our radio segment revenue comes from a small number of geographic markets and from Reach Media.

For the year ended December 31, 2017, approximately 40.2% of our net revenue was generated from the sale of advertising in our core radio business, excluding Reach Media. Within our core radio business, four of the 15 markets in which we operate radio stations (Houston, Washington, DC, Atlanta and Baltimore) accounted for approximately 52.4% of our radio station net revenue for the year ended December 31, 2017. Revenue from the operations of Reach Media, along with revenue from both the Houston and Washington, DC markets accounted for approximately 21.7% of our total consolidated net revenue for the year ended December 31, 2017. Revenue from the operations of Reach Media, along with revenue from our significant contributing markets, accounted for approximately 31.4% of our total consolidated net revenue for the year ended December 31, 2017. Adverse events or conditions (economic, including government cutbacks or otherwise) could lead to declines in the contribution of Reach Media or declines in one or more of the significant contributing markets, which could have a material adverse effect on our overall financial performance and results of operations.

We may lose audience share and advertising revenue to our competitors.

Our media properties compete for audiences and advertising revenue with other radio stations and station groups and other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, "over the top providers" on the internet and direct mail. Adverse changes in audience ratings, internet traffic, and market shares could have a material adverse effect on our revenue. Larger media companies, with more financial resources than we have may target our core audiences or enter the segments or markets in which we operate, causing competitive pressure. Further, other media and broadcast companies may change their programming format or engage in aggressive promotional campaigns to compete directly with our media properties for our core audiences and advertisers. Competition for our core audiences or in any of our segments or markets could result in lower ratings or traffic and, hence, lower advertising revenue for us, or cause us to increase promotion and other expenses and, consequently, lower our earnings and cash flow. Changes in population, demographics, audience tastes and other factors beyond our control, could also cause changes in audience ratings or market share. Failure by us to respond successfully to these changes could have an adverse effect on our business and financial performance. We cannot assure that we will be able to maintain or increase our current audience ratings and advertising revenue.

We must respond to the rapid changes in technology, content offerings, services, and standards across our entire platform in order to remain competitive.

Technological standards across our media properties are evolving and new distribution technologies/platforms are emerging at a rapid pace. We cannot assure that we will have the resources to acquire new technologies or to introduce new features, content or services to compete with these new technologies. New media has resulted in fragmentation in the advertising market, and we cannot predict the effect, if any, that additional competition arising from new technologies or content offerings may have across any of our business segments or our financial condition and results of operations, which may be adversely affected if we are not able to adapt successfully to these new media technologies or distribution platforms. The continuing growth and evolution of channels and platforms has increased our challenges in differentiating ourselves from other media platforms. We continually seek to develop and enhance our content offerings and distribution platforms/methodologies. Failure to effectively execute in these efforts, actions by our competitors, or other failures to deliver content effectively could hurt our ability to differentiate ourselves from our competitors and, as a result, have adverse effects across our business.

The loss of key personnel, including certain on-air talent, could disrupt the management and operations of our business.

Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees, including certain on-air personalities. We believe that the combination of skills and experience possessed by our executive officers and other key employees could be difficult to replace, and that the loss of one or more of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. In addition, several of our on-air personalities and syndicated radio programs hosts have large loyal audiences in their respective broadcast areas and may be significantly responsible for the ratings of a station. The loss of such on-air personalities or any change in their popularity could impact the ability of the station to sell advertising and our ability to derive revenue from syndicating programs hosted by them. We cannot be assured that these individuals will remain with us or will retain their current audiences or ratings.

If our digital segment does not continue to develop and offer compelling and differentiated content, products and services, our advertising revenues could be adversely affected.

In order to attract consumers and generate increased activity on our digital properties, we believe that we must offer compelling and differentiated content, products and services. However, acquiring, developing, and offering such content, products and services may require significant costs and time to develop, while consumer tastes may be difficult to predict and are subject to rapid change. If we are unable to provide content, products and services that are sufficiently attractive to our digital users, we may not be able to generate the increases in activity necessary to generate increased advertising revenues. In addition, although we have access to certain content provided by our other businesses, we may be required to make substantial payments to license such content. Many of our content arrangements with third parties are non-exclusive, so competitors may be able to offer similar or identical content. If we are not able to acquire or develop compelling content and do so at reasonable prices, or if other companies offer content that is similar to that provided by our digital segment, we may not be able to attract and increase the engagement of digital consumers on our digital properties.

Continued growth in our digital business also depends on our ability to continue offering a competitive and distinctive range of advertising products and services for advertisers and publishers and our ability to maintain or increase prices for our advertising products and services. Continuing to develop and improve these products and services may require significant time and costs. If we cannot continue to develop and improve our advertising products and services or if prices for our advertising products and services decrease, our digital advertising revenues could be adversely affected.

More individuals are using devices other than personal and laptop computers to access and use the internet, and, if we cannot make our products and services available and attractive to consumers via these alternative devices, our internet advertising revenues could be adversely affected.

Digital users are increasingly accessing and using the internet through mobile tablets and smartphones. In order for consumers to access and use our products and services via these devices, we must ensure that our products and services are technologically compatible with such devices. If we cannot effectively make our products and services available on these devices, fewer internet consumers may access and use our products and services and our advertising revenue may be negatively affected.

Unrelated third parties may claim that we infringe on their rights based on the nature and content of information posted on websites we maintain.

We host internet services that enable individuals to exchange information, generate content, comment on our content, and engage in various online activities. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and internationally. While we monitor postings to such websites, claims may be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by our users. Our defense of such actions could be costly and involve significant time and attention of our management and other resources.

If we are unable to protect our domain names, our reputation and brands could be adversely affected.

We currently hold various domain name registrations relating to our brands, including urban1.com, radio-one.com and interactiveone.com. The registration and maintenance of domain names are generally regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon, or otherwise decrease the value of our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find our websites and our services.

Future asset impairment to the carrying values of our FCC licenses and goodwill could adversely impact our results of operations and net worth.

As of December 31, 2017, we had approximately $614.5 million in broadcast licenses and $262.9 million in goodwill, which totaled $877.4 million, and represented approximately 66.6% of our total assets. Therefore, we believe estimating the fair value of goodwill and radio broadcasting licenses is a critical accounting estimate because of the significance of their carrying values in relation to our total assets. We recorded impairment charges against radio broadcasting licenses of approximately $29.1 million during the year ended December 31, 2017.

We are required to test our goodwill and indefinite-lived intangible assets for impairment at least annually, which we have traditionally done in the fourth quarter, or on an interim basis when events or changes in circumstances suggest impairment may have occurred. Impairment is measured as the excess of the carrying value of the goodwill or indefinite-lived intangible asset over its fair value. Impairment may result from deterioration in our performance, changes in anticipated future cash flows, changes in business plans, adverse economic or market conditions, adverse changes in applicable laws and regulations, or other factors beyond our control. The amount of any impairment must be expensed as a charge to operations. Fair values of FCC licenses and goodwill have been estimated using the income approach, which involves a 10-year model that incorporates several judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. We also utilize a market-based approach to evaluate our fair value estimates. There are inherent uncertainties related to these assumptions and our judgment in applying them to the impairment analysis.

For the second and third quarters of each of 2017 and 2016, the total market revenue growth for certain markets in which we operate was below the estimated total market revenue growth used in our respective prior year annual impairment testing. In each quarter, we deemed that to be an impairment indicator that warranted interim impairment testing of certain markets' radio broadcasting licenses, which we performed as of each quarter-end date. We recorded an impairment charge of approximately $29.1 million related to our Columbus and Houston radio broadcasting licenses during the year ended December 31, 2017. We recorded an impairment charge of approximately $1.3 million related to our Columbus radio broadcasting licenses during the year ended December 31, 2016.

Changes in certain events or circumstances could result in changes to our estimated fair values, and may result in further write-downs to the carrying values of these assets. Additional impairment charges could adversely affect our financial results, financial ratios and could limit our ability to obtain financing in the future.

Disruptions or security breaches of our information technology infrastructure could interfere with our operations, compromise client information and expose us to liability, possibly causing our business and reputation to suffer.

Any internal technology error or failure impacting systems hosted internally or externally, or any large scale external interruption in technology infrastructure we depend on, such as power, telecommunications or the Internet, may disrupt our technology network. Any individual, sustained or repeated failure of technology could impact our customer service and result in increased costs or reduced revenues. Our technology systems and related data also may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. Our technology security initiatives, disaster recovery plans and other measures may not be adequate or implemented properly to prevent a business disruption and its adverse financial consequences to our reputation.

In addition, as a part of our ordinary business operations, we may collect and store sensitive data, including personal information of our clients, listeners and employees. The secure operation of the networks and systems on which this type of information is stored, processed and maintained is critical to our business operations and strategy. Any compromise of our technology systems resulting from attacks by hackers or breaches due to employee error or malfeasance could result in the loss, disclosure, misappropriation of or access to  clients', listeners', employees' or business partners' information. Any such loss, disclosure, misappropriation or access could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disruption of our operations and damage to our reputation, any or all of which could adversely affect our business.

Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

Within our primary business, we are required to maintain radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and are renewable. Currently, subject to renewal, our radio broadcasting licenses expire beginning in October 2019, and others expire at various times through August 1, 2022. While we anticipate receiving renewals of all of our broadcasting licenses, interested third parties may challenge our renewal applications. In addition, we are subject to extensive and changing regulation by the FCC with respect to such matters as programming, indecency standards, technical operations, employment and business practices. If we or any of our significant stockholders, officers, or directors violate the FCC's rules and regulations or the Communications Act of 1934, as amended (the "Communications Act"), or is convicted of a felony or found to have engaged in certain other types of non-FCC related misconduct, the FCC may commence a proceeding to impose fines or other sanctions upon us. Examples of possible sanctions include the imposition of fines, the renewal of one or more of our broadcasting licenses for a term of fewer than eight years or the revocation of our broadcast licenses. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

The FCC's media ownership rules could restrict our ability to acquire radio stations.

The Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The FCC's media ownership rules remain subject to further agency and court proceedings. In August 2016, the FCC concluded its most recent quadrennial review of its media ownership rules. See the information contained in "Business-Federal Regulation of Radio Broadcasting."

As a result of the FCC media ownership rules, the outside media interests of our officers and directors could limit our ability to acquire stations. The filing of petitions or complaints against Urban One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock.

Enforcement by the FCC of its indecency rules against the broadcast industry could adversely affect our business operations.

The FCC's rules prohibit the broadcast of obscene material at any time and indecent or profane material on broadcast stations between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition against broadcasting indecent material because of the vagueness of the FCC's indecency and profanity definitions, coupled with the spontaneity of live programming. The FCC has in the past vigorously enforced its indecency rules against the broadcasting industry and has threatened to initiate license revocation proceedings against broadcast licensees for "serious" indecency violations. In June 2012, the Supreme Court issued a decision which, while setting aside certain FCC indecency enforcement actions on narrow due process grounds, declined to rule on the constitutionality of the FCC's indecency policies. Following the Supreme Court's decision, the FCC requested public comment on the appropriate substance and scope of its indecency enforcement policy. It is not possible to predict whether and, if so, how the FCC will revise its indecency enforcement policies or the effect of any such changes on us. The fines for broadcasting indecent material are a maximum of $325,000 per utterance. The determination of whether content is indecent is inherently subjective and, as such, it can be difficult to predict whether particular content could violate indecency standards. The difficulty in predicting whether individual programs, words or phrases may violate the FCC's indecency rules adds significant uncertainty to our ability to comply with the rules. Violation of the indecency rules could lead to sanctions which may adversely affect our business and results of operations. In addition, third parties could oppose our license renewal applications or applications for consent to acquire broadcast stations on the grounds that we broadcast allegedly indecent programming on our stations. Some policymakers support the extension of the indecency rules that are applicable to over-the-air broadcasters to cover cable programming and/or attempts to increase enforcement of or otherwise expand existing laws and rules. If such an extension, attempt to increase enforcement, or other expansion took place and was found to be constitutional, some of TV One's content could be subject to additional regulation and might not be able to attract the same subscription and viewership levels.

Changes in current federal regulations could adversely affect our business operations.

Congress and the FCC have considered, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, affect the profitability of our broadcast stations. In particular, Congress may consider and adopt a revocation of terrestrial radio's exemption from paying royalties to performing artists and record companies for use of their recordings (radio already pays a royalty to songwriters, composers and publishers). In addition, commercial radio broadcasters and entities representing artists are negotiating agreements that could result in broadcast stations paying royalties to artists. A requirement to pay additional royalties could have an adverse effect on our business operations and financial performance. Moreover, it is possible that our license fees and negotiating costs associated with obtaining rights to use musical compositions and sound recordings in our programming could sharply increase as a result of private negotiations, one or more regulatory rate-setting processes, or administrative and court decisions. We cannot predict whether such increases will occur.

The television and distribution industries in the United States are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the FCC. The television broadcasting industry is subject to extensive regulation by the FCC under the Communications Act. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation of TV One. For example, the FCC has initiated a proceeding to examine and potentially regulate more closely embedded advertising such as product placement and product integration. Enhanced restrictions affecting these means of delivering advertising messages may adversely affect TV One's advertising revenues. Changes to the media ownership and other FCC rules may affect the competitive landscape in ways that could increase the competition faced by TV One. Proposals have also been advanced from time to time before the U.S. Congress and the FCC to extend the program access rules (currently applicable only to those cable program services which also own or are owned by cable distribution systems) to all cable program services. TV One's ability to obtain the most favorable terms available for its content could be adversely affected should such an extension be enacted into law. TV One is unable to predict the effect that any such laws, regulations or policies may have on its operations.

Changes in U.S. tax laws could have a material adverse effect on the Company's cash flow, results of operations or financial condition.

On December 22, 2017, the Tax Cuts and Jobs Act (the "Act") was signed into law and contains broad and complex changes to U.S. Federal tax laws. The Company has provided for an estimated impact of the Act in the financial statements. The Company's interpretation of the law changes requires significant judgments to be made, and significant estimates in the calculation of the provision for income taxes. However, additional guidance may be issued by the Internal Revenue Service, Department of Treasury, or other governing body that may significantly differ from the Company's interpretation of the Act's changes, which may result in a material adverse effect on the Company's cash flow, results of operations or financial condition.

New or changing federal, state or international privacy legislation or regulation could hinder the growth of our internet business.

A variety of federal and state laws govern the collection, use, retention, sharing and security of consumer data that our business uses to operate its services and to deliver certain advertisements to its customers, as well as the technologies used to collect such data. Not only are existing privacy-related laws in these jurisdictions evolving and subject to potentially disparate interpretation by governmental entities, new legislative proposals affecting privacy are now pending at both the federal and state level in the U.S. Changes to the interpretation of existing law or the adoption of new privacy-related requirements could hinder the growth of our business. Also, a failure or perceived failure to comply with such laws or requirements or with our own policies and procedures could result in significant liabilities, including a possible loss of consumer or investor confidence or a loss of customers or advertisers.

The loss of affiliation agreements could materially adversely affect TV One's results of operations.

TV One is dependent upon the maintenance of affiliation agreements with cable and direct broadcast distributors for its revenues, and there can be no assurance that these agreements will be renewed in the future on terms acceptable to such distributors. The loss of one or more of these arrangements could reduce the distribution of TV One's programming services and reduce revenues from subscriber fees and advertising, as applicable. Further, the loss of favorable packaging, positioning, pricing or other marketing opportunities with any distributor could reduce revenues from subscribers and associated subscriber fees. In addition, consolidation among cable distributors and increased vertical integration of such distributors into the cable or broadcast network business have provided more leverage to these distributors and could adversely affect TV One's ability to maintain or obtain distribution for its network programming on favorable or commercially reasonable terms, or at all. The results of renewals could have a material adverse effect on TV One's revenues and results and operations. We cannot assure you that TV One will be able to renew its affiliation agreements on commercially reasonable terms, or at all. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of our content, which may adversely affect our revenues from subscriber fees and our ability to sell national and local advertising time.

Changes in consumer behavior resulting from new technologies and distribution platforms may impact the performance of our businesses.

TV One faces emerging competition from other providers of digital media, some of which have greater financial, marketing and other resources than we do. In particular, content offered over the internet has become more prevalent as the speed and quality of broadband networks have improved. Providers such as Hulu TM , Netflix TM , Apple TM , Amazon TM  and Google TM , as well as gaming and other consoles such as Microsoft's Xbox TM , Sony's PS4 TM , Nintendo's Wii TM , and Roku TM , are aggressively establishing themselves as alternative providers of video services, including online TV services. Most recently, new online distribution services have emerged offering live sports and other content without paying for a tradition cable bundle of channels. These services and the growing availability of online content, coupled with an expanding market for mobile devices and tablets that allow users to view content on an on-demand basis and internet-connected televisions, may impact TV One's distribution for its services and content. Additionally, devices or services that allow users to view television programs away from traditional cable providers or on a time-shifted basis and technologies that enable users to fast-forward or skip programming, including commercials, such as DVRs and portable digital devices and systems that enable users to store or make portable copies of content, have caused changes in consumer behavior that may affect the attractiveness of our offerings to advertisers and could therefore adversely affect our revenues. If we cannot ensure that our distribution methods and content are responsive to TV One's target audiences, our business could be adversely affected.

Our President and Chief Executive Officer has an interest in TV One that may conflict with your interests.

Pursuant to the terms of employment with our President and Chief Executive Officer, Mr. Alfred C. Liggins, III, in recognition of Mr. Liggins' contributions in founding TV One on our behalf, he is eligible to receive an award amount equal to approximately 4% of any proceeds from distributions or other liquidity events in excess of the return of our aggregate investment in TV One (the "Employment Agreement Award"). Our obligation to pay the award was triggered after our recovery of the aggregate amount of our pre-Comcast Buyout capital contribution in TV One, and payment is required only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event in excess of such invested amount. Mr. Liggins' rights to the Employment Agreement Award (i) cease if he is terminated for cause or he resigns without good reason and (ii) expire at the termination of his employment (but similar rights could be included in the terms of a new employment agreement or arrangement). As a result of this arrangement, the interest of Mr. Liggins' with respect to TV One may conflict with your interests as holders of our debt or equity securities.

Two common stockholders have a majority voting interest in Urban One and have the power to control matters on which our common stockholders may vote, and their interests may conflict with yours.

As of December 31, 2017, our Chairperson and her son, our President and CEO, collectively held approximately 96% of the outstanding voting power of our common stock. As a result, our Chairperson and our CEO control our management and policies and decisions involving or impacting upon Urban One, including transactions involving a change of control, such as a sale or merger. The interests of these stockholders may differ from the interests of our other stockholders and our debt holders. In addition, certain covenants in our debt instruments require that our Chairperson and the CEO maintain a specified ownership and voting interest in Urban One, and prohibit other parties' voting interests from exceeding specified amounts. Our Chairperson and the CEO have agreed to vote their shares together in elections of members to the Board of Directors of Urban One.

Further, we are a "controlled company" under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by our Chairperson and the CEO. Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have: (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board's selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. While a majority of our board members are currently independent directors, we do not make any assurances that a majority of our board members will be independent directors at any given time.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes. General corporate purposes may include:

·	providing working capital;

·	funding capital expenditures;

·	acquisitions or other investments in our business; or

·	repaying debt.

Pending application of the net proceeds from any particular offering, we intend to invest such proceeds in short-term, interest-bearing, investment-grade securities. Each time we issue securities, we will provide a prospectus supplement that will contain information about how we intend to use the proceeds from each such offering. We cannot guarantee that we will receive any proceeds in connection with any offering hereunder because we may choose not to issue any of the securities covered by this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

·	directly to one or more purchasers;

·	through agents;

·	to or through underwriters, brokers or dealers; or

·	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus, includes, without limitation, through:

·	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

·	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

·	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

·	at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4), through an underwriter or underwriters acting as principal or agent; or

·	privately negotiated transactions.

We may also enter into hedging transactions.  For example, we may:

·
enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker- dealer or affiliate may use shares of common stock received from us to close out its short positions;

·	sell securities short and redeliver such shares to close out our short positions;

·
enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

·
loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

·	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

·	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

·	any delayed delivery arrangements;

·	any underwriting discounts or agency fees and other items constituting underwriter or agent compensation;

·	any discounts or concessions allowed or reallowed or paid to dealers; and

·	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

·	at a fixed price or prices, which may be changed;

·	at market prices prevailing at the time of sale;

·	at prices related to the prevailing market prices; or

·	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered Class D shares may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive and any profits they receive on the resale of the offered Class D shares may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered Class D shares for their own account. The underwriters may resell the offered Class D shares in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The securities may be offered to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered Class D shares will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered Class D shares. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered Class D shares to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered Class D shares upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered Class D shares. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which our outstanding securities are received in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received in this offering under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered Class D shares to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered Class D shares directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

If the offered Class D shares are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered Class D shares, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered Class D shares. We have no current plans for the listing of the debt securities or preferred stock on any securities exchange; any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for, or purchases of, shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

The Company's Amended and Restated Certificate of Incorporation provides for four classes of common stock: Class A; Class B; Class C; and Class D. Each class of shares has a $.001 par value. There are 30,000,000 Class A shares authorized with 1,626,790 issued and outstanding as of March 04, 2019. There are 150,000,000 Class B shares authorized with 2,861,843 shares issued and outstanding as of March 04, 2019. There are 150,000,000 Class C shares authorized with 2,928,906 shares issued and outstanding as of March 04, 2019. There are 150,000,000 Class D shares authorized with 37,981,348 shares issued and outstanding as of March 04, 2019. Finally, there are 1,000,000 shares of convertible preferred stock authorized with a par value of $.001.   However, no shares of convertible preferred stock were outstanding at March 04, 2019 or are currently outstanding.

The shares being offered under this prospectus and registration statement are Class D shares of common stock. Generally, except as summarized below, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. The holders of Class C common stock can convert such shares into shares of Class A common stock. The holders of Class D common stock have no such conversion rights.

Listing

Our Class D common stock is traded on the NASDAQ Stock Market under the symbol "UONEK."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Ballard Spahr LLP.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

We incorporate by reference the documents listed below, and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement and prior to effectiveness of the registration  statement  and  after  the effectiveness of this registration statement and before the termination of the offering:

·
Urban One's annual report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 16, 2018;

Urban One's quarterly reports on Form 10-Q, filed with the Commission on May 9, 2018, August 8, 2018 and November 7, 2018, respectively;

·
Urban One's current reports on Form 8-K, filed with the Commission on May 8, 2018, May 22, 2018, June 25, 2018, August 09, 2018, October 9, 2018, November 7, 2018, December 4, 2018, December 10, 2018, December 20, 2018, January 7, 2019 and January 17, 2019;

·
The information under the sections entitled "The Board of Directors and Committees of the Board", "Security Ownership of Beneficial Owners and Management", "Compensation  Discussion  and   Analysis", "Executive   Compensation", "Certain Relationships and Related Transactions",   and "Principal Accounting Fees and Services" in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2018;

·
The description of our common stock contained in our registration statement on Form 8-A (filed with the SEC on May 17, 2000) under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description; and

·
All other documents filed by us with the SEC under Sections 13 and 14 of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

Urban One, Inc.
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
(301) 429-3200

Information about us is also available at our website at http://www.urban1.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms at: 100 F Street, N.E., Washington, D.C. 20549

You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our Annual Report on Form 10‑K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under "Incorporation by Reference" are also available on our Internet website, www.urban1.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

Registration Statement filing fee	$6,060.00
Printing fees and expenses	*
Legal fees	*
Accounting fees	*
Miscellaneous fees	*
Trustee fees	*
Total	*

* Fees and expenses (other than the SEC Registration Fee to be paid upon filing of this registration statement) will depend on the securities offered, the number of issuances and the nature of the offerings, and cannot be estimated at this time.

Item 15.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides generally that a person sued (other than in a derivative suit) as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. In the case of a derivative suit, a director, officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which such director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory under section 145 of the DGCL in the case of a director or officer who is successful on the merits in defense of a suit against him.

The Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify (including indemnification for expenses incurred in defending or otherwise participating in any proceeding) its directors and officers to the fullest extent authorized or permitted by the DGCL, as it may be amended, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators except that such right shall not apply to proceedings initiated by such indemnified person unless it is a successful proceeding to enforce indemnification or such proceeding was authorized or consented to by the board of directors. The Amended and Restated Certificate of Incorporation also specifically provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as director. The provision is limited to monetary damages, applies only to a director's actions while acting within his or her capacity as a director, and does not entitle the Company to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to the Company or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit.

The Company's Amended and Restated Bylaws incorporate substantially the provisions of the DGCL in providing for indemnification of directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company. In addition, the Company is authorized to indemnify employees and agents of the Company and may enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise, the Company understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement*

4.1	Specimen stock certificate for Class D shares

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of BDO USA LLP (filed herewith)

23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page filed herewith)
________________________

* To  be filed  by  amendment or as an  exhibit to  a report pursuant to  Section  13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth  in  the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B;

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The  portion  of  any  other  free  writing  prospectus  relating  to  the  offering  containing  material  information  about  the  undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section  15(d) of the Securities Exchange Act of 1934) that is incorporated  by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest  annual  report  to security holders that is incorporated by reference in the prospectus and furnished pursuant  to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Silver Spring, State of Maryland, on March 11, 2019.

URBAN ONE, INC.
(Registrant)

By:	/S/ Peter D. Thompson
Peter D. Thompson Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alfred C. Liggins and Peter D. Thompson, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3, and any and all amendments (including post-effective amendments) thereto and any additional registration statements filed pursuant to Rule 462, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/S/ ALFRED C. LIGGINS, III	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	March 11, 2019
Alfred C. Liggins, III

/S/ PETER D. THOMPSON	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2019
Peter D. Thompson

/S/ CATHERINE H. HUGHES	Chairperson, Founder and Director	March 11, 2019
Catherine H. Hughes

/S/ D. GEOFFREY ARMSTRONG	Director	March 11, 2019
D. Geoffrey Armstrong

/S/ TERRY L. JONES	Director	March 11, 2019
Terry L. Jones

/S/ BRIAN W. MCNEILL	Director	March 11, 2019
Brian W. McNeill

/S/ RONALD E. BLAYLOCK	Director	March 11, 2019
Ronald E. Blaylock